Exhibit 99.1

Enumeral Announces Identification of Anti-PD-1 Antibodies with Potential for Differentiated Mechanism of Action

Provides Update on Additional Antibody Programs Against TIM-3 and LAG-3

CAMBRIDGE, Mass.—September 24, 2015—Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM), a biotechnology company focused on discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases, today announced important progress in its anti-PD-1 antibody program. Enumeral also provided an update on the progress of additional programs in the Company’s R&D pipeline, including its TIM-3 and LAG-3 antibody programs.

Earlier this year, Enumeral announced the identification of antibodies that appear to bind to the PD-1 inhibitory checkpoint protein in a manner different from that of currently marketed anti-PD-1 antibodies, while retaining activity in cell-based assays. Today Enumeral reported that these novel antibodies do not appear to compete with currently marketed antibodies for binding to PD-1, nor do they appear to compete with PD-L1, providing further evidence of a differentiated mechanism of action. Enumeral presented these and related findings during the recent CRI-CIMT-EATI-AACR Inaugural International Cancer Immunotherapy Conference and the Biopharm America Conference. The Company’s poster and presentation from those respective conferences are available on Enumeral’s website.

“Since these antibodies do not compete with PD-L1, yet still display activity in relieving the immunosuppressive effects of PD-L1, they may prove useful in treating patients who have failed prior PD-1 therapy. Further, this potentially distinct class might be synergistic when combined with other PD-1 pathway-directed therapies, including anti-PD-L1 therapy, which we are planning to test in preclinical models,” commented Arthur H. Tinkelenberg, Ph.D., President and Chief Executive Officer of Enumeral.

Enumeral has isolated and sequenced more than 300 anti-PD-1 antibodies from primary B cells. The Company has humanized two lead antibodies and tested them in cell-based assays. As reported at the recent immunotherapy meeting, Enumeral’s novel family of antibodies exhibits a higher level of T cell activation in mixed lymphocyte reaction (MLR) and other assays than associated with currently-marketed antibodies, including:

•	Enumeral’s lead antibodies demonstrated increased interferon gamma production as shown by MLR assay, which is designed to assess T cell effector function using primary human immune cells.
•	These antibodies also demonstrated dose-dependent increases in T cell CD25 expression.

“This activity may be partially responsible for the elevated production of interferon gamma, perhaps through an autocrine IL-2 signaling mechanism, in contrast to other types of antibodies, which do not appear to have an effect on CD25 expression. Based on the evidence in the literature, we have had a strong rationale to pursue an alternative approach to PD-1 antagonism with the goal of improving initial response rates in patients treated with anti-PD-1 therapy,” noted Cokey Nguyen, Ph.D., Enumeral’s Vice President of Research and Development.

“Approved antagonists do not appear to exhibit dose-dependent pharmacologic effects, and their reported affinities for the PD-1 protein vary widely, which suggests to us that the mechanism of action of these agents is not fully understood. Therefore, there might be an opportunity to identify a potential ‘best in class’ agent. Based on our industry-leading discovery platform, we set out to find mechanistically distinct antibodies that exhibited enhanced function in immunomodulation assays,” Dr. Nguyen continued.

Enumeral is further investigating the mechanism of action of these differentiated antibodies, and has initiated testing in immuno-humanized mouse models of cancer, which enable testing of PD-1 modulatory therapies. The Company expects data from these studies to be available in December 2015.

“We set out to use our platform technology to identify novel potential ‘best-in-class’ antibodies that would improve immunotherapy response rates in the initial treatment of cancer. We are excited by the potential for these novel antibodies to broaden the effectiveness of checkpoint therapy by providing PD-1 antibodies with an alternative mechanism of action,” added Dr. Tinkelenberg.

In Enumeral’s TIM-3 program, the Company has isolated 124 TIM-3 binding antibodies to date. Enumeral’s bioinformatics analysis indicates desirable diversity, with the antibodies falling into 42 distinct clades that bind to TIM-3. Enumeral plans to apply its unique approach to cellular immune response profiling to further understand the utility of these different antibodies for modulation of different tumor infiltrating lymphocytes.

Enumeral believes antibodies that block TIM-3 may potentiate anti-cancer immune responses, either as a monotherapy or in combination with other therapies, including other immune checkpoint-targeted drugs. The Company currently anticipates nominating lead clones in the fourth quarter of 2015, and beginning the humanization process by the end of this year.

In Enumeral’s LAG-3 program, the Company has isolated 102 LAG-3 binding antibodies that fall into 40 distinct clades that bind to LAG-3. The Company is currently in the process of selecting antibody clones for further characterization.

About Enumeral

Enumeral is a biopharmaceutical company discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, TIM-3, LAG-3, OX40, and VISTA. In developing these agents, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells, providing key insights for candidate selection and validation. For more information on Enumeral, please visit www.enumeral.com.

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Contacts

Burns McClellan, Inc., on behalf of Enumeral Biomedical Holdings

Investors

Steve Klass, 212-213-0006

sklass@burnsmc.com

or

Media

Justin Jackson, 212-213-0006, ext. 327

jjackson@burnsmc.com